Exhibit 99.1

Contact:

Carol D. DeGuzman

Senior Director,

Corporate Communications

Tel: 650 845 7728

Email: cdeguzman@telik.com

TELIK ANNOUNCES FOURTH QUARTER AND 2006 YEAR END FINANCIAL RESULTS AND 2007 GUIDANCE

Palo Alto, CA, - February 22, 2007 – Telik, Inc. (Nasdaq: TELK) reported a net loss of $17.6 million, or $0.34 per share, for the fourth quarter ended December 31, 2006, compared with a net loss of $16.2 million, or $0.31 per share, for the comparable period in 2005.

For the quarter ended December 31, 2006, total operating costs and expenses increased to $19.5 million from $18.2 million in the comparable quarter in 2005. The increase in operating expenses in the fourth quarter of 2006 compared with the fourth quarter of 2005 was primarily due to $3.6 million in stock-based compensation expense, partially offset by decreased costs associated with TELCYTA™ Phase 3 clinical trials. Telik began recognizing stock-based compensation expense in the first quarter of 2006 in accordance with Statement of Financial Accounting Standards No. 123R “Share-Based Payment.”

For the year ended December 31, 2006, Telik reported a net loss of $79.6 million, or $1.52 per share, compared with a net loss of $75.5 million, or $1.47 per share, for the year ended December 31, 2005. Total operating costs and expenses increased to $87.8 million for the year ended December 31, 2006 from $82.6 million for the year ended December 31, 2005. The increase in operating expenses in the year ended December 31, 2006 compared with the year ended December 31, 2005 was primarily due to $14.6 million in stock-based compensation expense, partially offset by decreased costs associated with TELCYTA Phase 3 clinical trials.

At December 31, 2006, Telik had $141.7 million in cash, cash equivalents and investments including restricted investments, compared to $205.6 million at December 31, 2005.

Telik also announced its financial guidance for 2007. Telik is forecasting total operating expenses of approximately $72 million, including approximately $16 million in stock-based compensation expense. This represents a decrease of approximately $16 million in operating expenses as compared with the year ended December 31, 2006, and reflects a restructuring implemented earlier this month which resulted in a reduction in the size of the company’s workforce of approximately 25%. The stock-based compensation expense estimate is dependent on market price assumptions used in estimating the fair value and the levels of share-based payments. Telik is forecasting net cash utilization in 2007 of approximately $55 million.

Conference Call and Webcast

Telik will discuss its 2006 results and its 2007 financial guidance and corporate objectives during its quarterly conference call today at 4:30 p.m. Eastern time (1:30 pm. Pacific time). The conference call will be accessible via Telik’s website at www.telik.com or by telephone at 800-230-1085 or 612-234-9960. An archive of the conference call will be available on the Telik website or by telephone at 800-475-6701 or 320-365-3844, access code 863181. The archive will be available from approximately 8:30 p.m. Eastern time on February 22 through March 1, 2007.

About Telik

Telik, Inc. of Palo Alto, CA is a biopharmaceutical company focused on discovering, developing and commercializing novel small molecule drugs to treat serious diseases. The company’s most advanced drug

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development candidate is TELCYTA, a tumor-activated small molecule product candidate in clinical development for the treatment of advanced ovarian cancer and non-small cell lung cancer. A second drug development candidate, TELINTRA™ (TLK199), is in clinical development in myelodysplastic syndrome. Telik’s product candidates were discovered using its proprietary drug discovery technology, TRAP™, which enables the rapid and efficient discovery of small molecule drug candidates. Additional information is available at www.telik.com.

This press release contains “forward-looking” statements, including statements regarding 2007 financial guidance, anticipated expenses in 2007 and the potential for TELCYTA or TELINTRA to treat one or more types of cancer. There are important factors that could cause Telik’s results to differ materially from those indicated by these forward-looking statements, including, among others, that none of Telik’s product candidates have been determined to be safe or effective in humans or been approved for marketing, clinical trials of Telik’s product candidates may take several years to complete and may not be successful, success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful and interim results of clinical trials do not necessarily predict final results. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in Telik’s periodic filings with the Securities and Exchange Commission, including the factors described in the section entitled “Risk Factors” in its quarterly report on Form 10-Q for the quarter ended September 30, 2006. Telik does not undertake any obligation to update forward-looking statements contained in this press release.

TELIK, the Telik logo, TELCYTA, TELINTRA and TRAP are trademarks or registered trademarks of Telik, Inc.

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Telik, Inc.

Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Contract revenue from collaborations	$—	$—	$—	$19

Operating costs and expenses:
Research and development	16,341	15,487	71,522	71,345
General and administrative	3,156	2,744	16,288	11,278

Total operating costs and expenses	19,497	18,231	87,810	82,623

Loss from operations	(19,497)	(18,231)	(87,810)	(82,604)

Interest income, net	1,922	1,992	8,186	7,062

Net loss	$(17,575)	$(16,239)	$(79,624)	$(75,542)

Basic and diluted net loss per share	$(0.34)	$(0.31)	$(1.52)	$(1.47)

Weighted average shares used to calculate basic and diluted net loss per share	52,362	52,028	52,271	51,249

Selected Balance Sheet Data

(in thousands)

(Unaudited)

	December 31,
	2006	2005
Cash, cash equivalents, investments and restricted investments	$141,665	$205,643

Total assets	149,214	213,346

Stockholders’ equity	132,622	194,525